Exhibit 10.1

Summary of Nonemployee Director Compensation Program
IHS Inc.

Director Compensation
Our nonemployee directors receive compensation for their service on our Board. The compensation is comprised of annual cash retainers and equity awards, as described in the table below. The Board Retainer and certain other retainers may be converted into deferred stock units or deferred under the IHS Inc. 2004 Directors Stock Plan ("Directors Stock Plan"). In addition, our nonemployee directors are reimbursed for reasonable expenses.

Annual Director Compensation	$
Board Retainer	90,000
Committee Chair Retainer:
Nominating and Corporate Governance Committee	17,500
All Other Committees	30,000
Committee Member Retainer:
Audit Committee	15,000
All Other Committees	10,000
Lead Independent Director Retainer	30,000
Annual Equity Award (1)	150,000

(1) On December 1 of each year of service, each nonemployee director shall receive an award consisting of restricted stock units whose underlying shares shall have, on the date of grant, a fair market value equal to $150,000. The award has a one-year vesting period. Directors may choose to defer receipt of the shares underlying the RSUs until after their termination of service.

Each nonemployee director shall receive on the date he or she is elected to the Board for the first time a one-time award consisting of restricted stock units whose underlying shares will have, on the date of grant, a fair market value (as defined in the plan) equal to $150,000 (rounded to the nearest whole number of shares). The award has a one-year vesting period. Directors may choose to defer receipt of the shares underlying the RSUs until after their termination of service.
All equity awards for nonemployee directors will be issued pursuant to the IHS Inc. 2004 Directors Stock Plan.
We provide liability insurance for our directors and officers.